UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 20, 2010

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On May 20, 2010, Lexmark International, Inc., a Delaware corporation (“Lexmark”), 2010 Paris Acquisition Co., a Delaware corporation and a wholly-owned subsidiary of Lexmark (“Merger Sub”), Perceptive Software, Inc., a Delaware corporation (“Perceptive”), and a representative of the Perceptive stockholders, as Stockholders’ Agent, entered into an Agreement and Plan of Merger (the “Merger Agreement”).  Pursuant to the Merger Agreement, Merger Sub will, subject to the terms and conditions of the Merger Agreement, merge with and into Perceptive (the “Merger”) at the Effective Time (as defined in the Merger Agreement), the separate corporate existence of Merger Sub will cease and Perceptive will continue as the surviving corporation of the Merger.

Pursuant to the Merger Agreement, Lexmark will acquire Perceptive, a leading provider of enterprise content management solutions, for total cash consideration of $280 million.  Twenty-eight million dollars ($28,000,000) of the consideration will be placed in escrow for a period of fifteen (15) months following the Effective Time to secure indemnification obligations of Perceptive and its stockholders relating to the accuracy of representations and warranties and the satisfaction of covenants.

Each of Lexmark, Merger Sub and Perceptive has made customary representations and warranties and covenants in the Merger Agreement. The Merger is subject to various closing conditions, including but not limited to (i) adoption of the Merger Agreement by Perceptive’s stockholders, (ii) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any law, order or injunction prohibiting the Merger, (iv) the accuracy of each party’s representations and warranties and (v) each party’s compliance with its covenants and agreements contained in the Merger Agreement.

The Merger Agreement contains certain termination rights for both Lexmark and Perceptive.  There is no termination fee, except to the extent the termination results from the knowing, willful and material breach by the non-terminating party, in which case the terminating party may pursue all legal remedies and would be entitled to the payment of its expenses associated with the Merger Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.  The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement. These representations and warranties have been made solely for the benefit of the other parties to the Merger Agreement and: (a) should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (b) have been qualified by disclosures that were made to the other party in connection with the execution of the Merger Agreement, which disclosures are not necessarily reflected in the Merger Agreement; (c) may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and (d) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement and are subject to more recent developments. Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Item 8.01.                      Other Events.

On May 21, 2010, Lexmark and Perceptive issued a joint press release announcing the execution of the Merger Agreement.  The text of the press release announcing the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                      Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and among Lexmark International, Inc., 2010 Paris Acquisition Co., Perceptive Software, Inc. and the Stockholders’ Agent, dated as of May 20, 2010*
99.1	Joint Press Release issued by Lexmark International, Inc. and Perceptive Software, Inc., dated May 21, 2010
               * Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lexmark agrees to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

May 21, 2010

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger by and among Lexmark International, Inc., 2010 Paris Acquisition Co., Perceptive Software, Inc. and the Stockholders’ Agent, dated as of May 20, 2010*
99.1	Joint Press Release issued by Lexmark International, Inc. and Perceptive Software, Inc., dated May 21, 2010
* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Lexmark agrees to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission.